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                                                                    EXHIBIT 99.1


(AMERICAN HOMEPATIENT LOGO)
                                                               NEWS RELEASE
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Contacts:   Joseph F. Furlong
            President and CEO
            (615) 221-8884


FOR IMMEDIATE RELEASE

               TOM MILLS TO DEPART AS AMERICAN HOMEPATIENT, INC.'S
                             CHIEF OPERATING OFFICER

                FRANK POWERS JOINING AS EXECUTIVE VICE PRESIDENT
         --------------------------------------------------------------
BRENTWOOD, TN. (November 9, 2004) - American HomePatient, Inc. (OTC: AHOM.OB) today announced that Tom Mills, the Company's Chief Operating Officer, has decided to leave the Company. It is anticipated that Mr. Mills will continue his service with the Company until March 31, 2005 and will assist in the transition of his duties. At this time the Company has made no determination on a replacement for Mr. Mills.

Joseph Furlong, the Company's CEO, stated "We wish Tom well and appreciate his many years of very valuable service with American HomePatient."

Concurrently with the announcement, American HomePatient also announced the hiring of Frank Powers as Executive Vice President, with primary responsibility for sales and marketing.

Mr. Powers served as an executive officer of Matria Healthcare, Inc. from 1996 until 2002. Prior to that he was an officer of Heathdyne, Inc. or an affiliate for over 12 years, during which time he spent a significant amount of time as President of the Home Care Group that provided products and services to the home care market.

Mr. Furlong stated, "We are pleased to add Frank Powers as a member of our management team. He brings significant experience and fresh insights to American HomePatient."

American HomePatient, Inc. is one of the nation's largest home health care providers with 280 centers in 35 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. American HomePatient, Inc.'s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD's Electronic Bulletin Board under the symbol AHOM or AHOM.OB.



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Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding replacing Mr. Mills. These risks and uncertainties are in addition to other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. Such factors may include the effect of healthcare regulation and reimbursement, government investigations, the ability to retain management, leverage and liquidity, and the effect of competition. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.















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